                                                                     Exhibit 10N

                         TAX INDEMNIFICATION AGREEMENT
                         -----------------------------


          This TAX INDEMNIFICATION AGREEMENT (the "Agreement") is entered into as of April 30, 1996 by and between Sunquest Information Systems, Inc., a Pennsylvania corporation (the "Company"), and the persons listed on Schedule A attached hereto (individually a "Shareholder" and collectively the "Shareholders").

          WHEREAS, the Company and the Shareholders have entered into this Agreement as a condition to the Public Offering;

          WHEREAS, the Company has been an "S corporation," as defined in
Section 1361(a)(1) of the Code (hereinafter defined), for federal tax purposes, since January 1, 1990;

          WHEREAS, the Company's "S corporation" status will terminate in accordance with Sections 1361((b)(2)(A) and 1362(d)(2)(A) of the Code on the Effective Date (hereinafter defined) by virtue of the Company's acceptance of the capital contributions, to be made by certain of the Shareholders and accepted by the Company on the Effective Date, of all of the Stock of Sunquest Europa Limited and all of the Capital Shares of Sunquest Germany GmbH and, as a result, the Company will be a "C corporation" (as defined in Section 1361(a)(2) of the Code) beginning on the Effective Date;

          WHEREAS, the Company has declared the First AAA Dividend, payable on the thirtieth (30) business day following the Closing Date;

          WHEREAS, the Company has declared the Second AAA Dividend, payable on May 15, 1997;

          WHEREAS, the Company and the Shareholders wish to provide for certain tax related payments in connection with the Company's status as an S corporation; and

          WHEREAS, the Company and the Shareholders wish to terminate this Agreement such that it has no effect should the Public Offering not occur.

          NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS
                                  -----------

          1.1  Definitions.  The following terms, as used herein, have the
               -----------
following meanings:

          "AAA" means the Company's "Accumulated adjustments account," as defined in Section 1368(e)(1) of the Code, as of the close of business on the day immediately preceding the Effective Date.

          "Adjustment Amount" means the net increase in taxable income of one or more of the Shareholders or the Company based on a Final Determination and which gives rise to a payment pursuant to Section 3.3 or Section 3.4 hereof.

          "Affected Shareholder" means a Shareholder whose tax returns are adjusted in a manner which gives rise to an obligation of the Company pursuant to Section 3.3 hereof.

          "Blended Rate" means a percentage which equals the sum of the maximum marginal federal and state individual income tax rates for an individual residing in Pennsylvania (after giving effect to the full deductibility of state income taxes for federal income tax purposes) in effect for the year of the adjustment to a tax return of the Company or such Shareholder that gives rise to a correlative adjustment to a tax return of such Shareholder or the Company, respectively. For example, if an adjustment that results in an amount due from the Shareholders hereunder, the year of the Company's return that was adjusted shall determine the Blended Rate to be used in computing the amount due.

          "Closing Date" means the date on which the Public Offering closes.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "C Short Year" means that portion of the S Termination Year of the Company beginning on the Effective Date and ending on the last day of the S Termination Year.

          "C Taxable Year" means any taxable year (or portion thereof) of the Company during which it is a C corporation, including the C Short Year.

          "Effective Date" means the date on which the Registration Statement Form S-1, originally filed with the Securities and Exchange Commission on March 27, 1996, becomes effective.

          "Final Determination" means the earliest to occur of (i) the execution of a closing agreement between a Shareholder and a Taxing Authority or between the Company and a Taxing Authority, (ii) a decision of a court of law that is either nonappealable or with respect to which no appeal is taken, or

(iii) any other event or agreement which establishes the tax treatment of an item to the reasonable satisfaction of both parties.

          "First AAA Dividend" means the dividend declared by the Company on April 30, 1996, payable to the Shareholders of record as of April 30, 1996, in an amount equal to the Company's undistributed S corporation taxable earnings from January 1, 1990 through December 31, 1995.

          "Public Offering" means the public offering of the Company's Common Stock pursuant to the Registration Statement on Form S-1 originally filed by the Company with the Securities and Exchange Commission on March 27, 1996.

          "Second AAA Dividend" means the dividend declared by the Company on April 30, 1996, payable to the Shareholders of record as of April 30, 1996, in an amount equal to the Company's undistributed S corporation taxable earnings from January 1, 1996 through the day immediately preceding the Effective Date, calculated in accordance with Code (S) 1362(e)(3), which provides for an allocation of the Company's taxable earnings for the calendar year 1996 under normal tax accounting rules.

          "Settlement Date" means the last day of one of the following periods, whichever is applicable: (i) the "post-termination period," as defined in
Section 1377(b) of the Code, of the Company, in the case where the AAA is determined to be greater than determined on the Second Dividend Distribution Date, or (ii) the calendar year of the Effective Date, in the case where the AAA is determined to be less that determined on the Second Dividend Distribution Date.

          "S Short Year" means that portion of the S Termination Year beginning on the first day of such taxable year and ending on the day immediately preceding the Effective Date.

          "S Taxable Year" means any taxable year (or portion thereof) of the Company during which the Company was an S corporation for the entire year, including the S Short Year.

          "S Termination Year" shall mean the calendar year of the Company that includes the Effective Date.

          "Taxing Authority" means the United States Internal Revenue Service and any comparable state or foreign taxing authority.

                                   ARTICLE II
                      TERMINATION OF S CORPORATION STATUS
                      -----------------------------------
                            AND ALLOCATION OF INCOME
                            ------------------------

          2.1  Termination of S Corporation Status.  The Company and the
               -----------------------------------
Shareholders: (a) acknowledge that the Company's S corporation status will terminate on the Effective Date in accordance with Sections 1361((b)(2)(A) and 1362(d)(2)(A) of the Code by virtue of the Company's acceptance of the capital contributions, to be made by certain of the Shareholders and accepted by the Company on the Effective Date, of all of the Stock of Sunquest Europa Limited and all of the Capital Shares of Sunquest Germany GmbH; and (b) consent to such termination.

          2.2  Payment of the First AAA Dividend.  The First AAA Dividend shall
               ---------------------------------
be payable on the thirtieth (30) business day following the Closing Date.

          2.3  Payment of the Second AAA Dividend.  The Second AAA Dividend
               ----------------------------------
 shall be payable on May 15, 1997.

          2.4  Allocation.  The Company shall be required to elect to allocate
               ----------
the items described in Section 1362(e)(2)(A) of the Code pursuant to Section 1362(e)(3) of the Code under "normal tax accounting rules," and the Shareholders agree to consent to such election and to provide the Company with the statement of consent of all Shareholders described in Treas. Reg. (S) 1.1362-6(b).

          2.5  Adjustment to First and Second AAA Dividends.
               --------------------------------------------

          (a) The parties acknowledge that the amount of the First AAA Dividend and the Second AAA Dividend will be based on good faith determinations by the Company of the amount of the AAA.

          (b) The parties agree that if the Company determines after the Effective Date and on or before the Settlement Date that the amount of the AAA as of the day immediately preceding the Effective Date does not equal the amount of the sum of the First AAA Dividend and the Second AAA Dividend, then:

          (i) If the amount of the sum of the First AAA Dividend and the Second AAA Dividend exceeds the amount of the AAA as of the day immediately preceding the Effective Date, the Shareholders who received the First AAA Dividend and the Second AAA Dividend shall immediately thereafter remit to the Company their pro-rata share of such excess; and

          (ii) If the amount of the AAA as of the day immediately preceding the Effective Date exceeds the amount of the sum of the First AAA Dividend and the Second AAA Dividend, the Company shall immediately thereafter distribute to the Shareholders of record as of April 30, 1996 their pro-rata share of such excess.

          (c) The Company shall notify the Shareholders no later than five (5) days prior to the Settlement Date in the event the Shareholders are required to remit any amount to the Company pursuant to this Section 2.5.

          (d) No payment shall be due, and no party shall have a claim against the other party, under this Agreement if the relevant determination of the AAA occurs after the applicable Settlement Date.

                                  ARTICLE III
                                  OBLIGATIONS
                                  -----------

          3.1  Liability for Taxes Incurred During S Short Year.  Each
               ------------------------------------------------
Shareholder covenants and agrees that: (i) the Shareholder will duly include, in his or her own federal and state income tax returns, all items of income, gain, loss, deduction or credit allocated to the S Short year in a manner consistent with the Form 1120S and the schedules thereto (and the corresponding state income tax forms and schedules) to be filed by the Company with respect to such period; (ii) such returns shall be filed no later than the due date (including extensions, if any) for filing such returns; and (iii) each Shareholder shall pay any and all taxes required to be paid for its taxable year that includes the S Short Year.

          3.2  Liability for Taxes Incurred During S Short Year and C Short
               ------------------------------------------------------------
Year.
- ----
      The Company covenants and agrees that: (i) the Company shall be responsible for and shall effect the filing of all federal and state income tax returns for the Company with respect to the S Short Year and the C Short Year;
(ii) such Company returns shall be accurately prepared and timely filed; and
(iii) the Company shall pay any and all taxes required to be paid by the Company for the periods covered by such returns as required by applicable law.

          3.3  Company's Indemnification for Tax Liabilities.  In the event of
               ---------------------------------------------
an adjustment to one or more tax returns of the Company for an S Taxable Year based on a Final Determination which results in a net increase in taxable income of a Shareholder and a corresponding adjustment to one or more tax returns of the Company for a C Taxable year based on a Final Determination which results in a net decrease in taxable income of the Company, the Company shall pay to the Affected Shareholder an amount equal to the Adjustment Amount multiplied by the Blended Rate. In the event the Adjustment Amount differs from the adjustment to the income of the Company for a C Taxable Year, the Company shall be required to pay an amount to the Affected Shareholder equal to the lesser of the Adjusted Amount or the net decrease in the income of the Company for the C Taxable Year, multiplied by the Blended Rate. In addition, provided the Affected Shareholder originally reported its distributive share of income and other items of the Company from an S Taxable Year consistently with the Schedule K-1 provided to him or her by the Company, the Company shall pay to the Affected Shareholder any penalties or interest actually paid by the Affected Shareholder as a result of the adjustment to such items giving rise to the Company's liability hereunder. The Company shall pay the amount due to the Affected Shareholder within ten (10) business days of the later of (i) the later of the two Final Determinations referred to in this Section 3.3 or (ii) the date on which the Affected Shareholder provides proof reasonably satisfactory to the Company that it has paid the taxes arising from the Adjustment Amount.

      3.4  Shareholders' Indemnification for Tax Liabilities.
           -------------------------------------------------

          (a) In the event of an adjustment to one or more tax returns of the Company for a C Taxable Year based on a Final Determination which results in a net increase in taxable income of the Company for a C Taxable Year and a corresponding adjustment to one or more tax returns of the Company for an S Taxable Year based on a Final Determination which results in a net decrease in taxable income of the Company for the S Taxable Year, the Shareholders agree to contribute to the capital of the Company an amount equal to the Adjustment Amount multiplied by the Blended Rate. In the event the Adjustment Amount differs from the adjustments to the income of the Company for the S Taxable Year, the Shareholder shall be required to contribute to the capital of the Company an amount equal to the lesser of the Adjustment Amount or net decrease in the income of the Shareholder, multiplied by the Blended Rate. In addition, each Shareholder shall contribute to the capital of the Company an amount equal to the interest actually paid by the Company as a result of the adjustment giving rise to the Shareholder's liability hereunder.

          (b) If based on a Final Determination the Company is deemed to have been a C corporation for federal, state or local income tax purposes during any period in which it reported (or intends to report) its taxable income as an S corporation, each Shareholder agrees to contribute to the capital of the Company an amount necessary to hold the Company harmless from any taxes and interest arising from such Final Determination. The obligations of the Shareholders under this subsection (b) shall include all taxes and interest incurred by the Company as a C corporation for periods ending before the Effective Date, other than an obligation arising from an adjustment to the Company's tax return for a period ending before the Effective Date which, if the Company had been an S corporation for such period, would have given rise to an obligation of the Company to the Shareholders under Section 3.3 hereof. Each Shareholder's obligation under this Section 3.4(b) shall be limited to that percentage of the tax and interest due by the Company equal to the fraction, expressed as a percentage, the numerator of which is the total distributions to such Shareholder made by the Company from January 1, 1990 through and including December 31, 1995, plus the First AAA Dividend, the Second AAA Dividend and any adjustments thereto pursuant to this Agreement, and the denominator of which is the total distributions made by the Company to all Shareholders from January 1, 1990 through and including December 31, 1995, plus the First AAA Dividend and the Second AAA Dividend and any adjustments thereto pursuant to this Agreement.

          (c) The Shareholders shall contribute to the capital of the Company amounts set forth in this Section 3.4 within twenty-five (25) business days of the later of (i) the later of the two Final Determinations referred to in
Section 3.4(a) or the Final Determination referred to in Section 3.4(b), whichever is applicable, or (ii) the date on which the Company provides proof reasonably satisfactory to the Shareholder that it has paid the amounts giving rise to such liability.

          3.5  Limitation on Amended Returns and Claims for Refund.  The parties
               ---------------------------------------------------
acknowledge that the intent of this Agreement is to allocate the approximate cost of adjustments to the tax returns of the parties based on one or more examinations by a Taxing Authority and penalties and interest relating thereto. As a result, this Agreement will not apply to adjustments resulting from an amended tax return, claim for refund or similar action ("Unilateral Action") that is not reasonably necessary in order to effectuate an adjustment based on a Final Determination and resulting directly from an examination by a Taxing Authority, unless and to the extent both parties consent to such Unilateral Action. All calculations hereunder shall be made as if such Unilateral Action had not occurred, unless and to the extent both parties consented to the Unilateral Action.

          3.6  Computation Rules.
               -----------------

          (a) The following rules shall apply in making the computations set forth in Sections 3.3, 3.4 and 3.8:

            (i) In determining a net increase in the income of a Shareholder or the Company pursuant to Sections 3.3 and 3.4, effect shall be given to any reduction in taxable income of such party resulting from a Final Determination with respect to prior or future years arising from or directly relating to the item giving rise to the increase, provided that such increase or reduction can reasonably be anticipated to be realized within three taxable years of the corresponding adjustment.

          (ii) Capital gains and losses shall be treated the same as ordinary income. An increase or decrease in tax basis of any property owned by a party or an increase or decrease in a net operating or capital loss carry forward of a party shall be treated as an expense or income, respectively, of such party in the amount of such increase or decrease in the taxable year of such increase or decrease.

          (iii) There will be no increase or decrease in any payment based on time value of money or similar concepts, and no effect shall be given to the timing of the decrease in a party's taxable income in determining the amount of such decrease.

          (b) Notwithstanding subsection (a), the parties shall endeavor to agree to payments under Sections 3.3 and 3.4 that, to the extent reasonable in light of the complexities involved, place the parties in the same position that they would have been in had there been no Adjustment Amount, with a view toward minimizing the overall tax burden of the parties and minimizing, to the extent of a tax cost to another party, the amount of any benefit realized by a party as a result of an Adjustment Amount.

          3.7  Contests/Cooperation.
               --------------------

          (a)  Contests.  Each of the Company and the Shareholders agree that
               --------
(i) in the event that any of them receives notice, whether orally or in writing, of any federal, state, local or foreign tax examination, claim, settlement, proposed adjustment or related matter that may affect in any way the liability of a party under this Agreement, it shall within ten (10) days notify the other parties in writing thereof (provided that any failure to give such notice shall not reduce a party's right to indemnification under this Agreement except to the extent of actual damage incurred by the other parties as a result of such failure), and (ii) the party or parties (the "Indemnifying Party") who would be required to indemnify the other party or parties (the "Indemnified Party") shall be entitled at its reasonable discretion and sole expense to handle, control and compromise or settle the defense of any matter which may give rise to a liability under this Agreement, provided that the Indemnifying Party from time to time provides assurances reasonably satisfactory to the Indemnified Party that (1) the Indemnifying Party is financially capable of pursuing such defense to its conclusion, and (2) such defense is actually being pursued in a reasonable manner.

          (b)  Cooperation.  The parties will make available to one another, as
               -----------
reasonably requested, and to any taxing authority, all information, records or documents relating to the liability for taxes covered by this Agreement and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof. The party requesting such information shall reimburse the other party for all reasonable out-of-pocket costs incurred in producing such information.

          3.8  Indemnification for Taxes on Payments.  The parties agree that
               -------------------------------------
amounts paid or contributed hereunder (including pursuant to this Section 3.8) shall be net of any federal and state income tax imposed on the receipt of such amounts, but only to the extent of the federal and state income tax benefit to the Indemnifying Party from the payment to the Indemnified Party. The parties will determine by mutual agreement whether and the extent to which any amounts paid or contributed hereunder will be subject to tax, the amount of benefit received by a party, and the appropriate increase in such amount required by this Section 3.8. In the event the parties are unable to agree on any matter described in this Section 3.8, they shall select a firm of certified public accountants mutually acceptable to both parties to determine such matters, whose decisions shall be final and binding on the parties.

          3.9  Costs.  Except to the extent otherwise provided herein, each
               -----
party shall bear its own costs in administering this Agreement.

          3.10  Interest on Overdue Payments.  Any payment pursuant to this
                ----------------------------
Agreement not made when due under this Agreement shall bear interest at the rate of ten percent (10%) per annum until paid.

          3.11  Correction of a Final Determination.  In the event a party makes
                -----------------------------------
a payment pursuant to this Agreement based on the expected outcome of a Final Determination which subsequently is determined to have been incorrect, the parties shall adjust the payments hereunder in order to reflect the subsequent determination as if it was the Final Determination upon which the original payment was based.

                                   ARTICLE IV
                                 MISCELLANEOUS
                                 -------------

          4.1  Counterparts.  This Agreement may be executed in several
               ------------
counterparts, each of which shall be deemed an original, but all of which counterparts collectively shall constitute an instrument representing the Agreement between the parties hereto.

          4.2  Construction of Terms.  Nothing herein expressed or implied is
               ---------------------
intended, or shall be construed, to confer upon or given any person, firm or corporation, other than the parties hereto or their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

          4.3  Governing Law.  This Agreement and the legal relations between
               -------------
the parties hereto shall be governed by an construed in accordance with the substantive laws of the State of Pennsylvania without regard to Pennsylvania choice of law rules.

          4.4  Amendment and Modifications.  This Agreement may be amended,
               ---------------------------
modified or supplemented only by a written agreement executed by the parties.

          4.5  Assignment.  This Agreement and all of the provisions hereof
               ----------
shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other person except the parties any rights or remedies hereunder.

          4.6  Interpretation.  The title, article and section headings
               --------------
contained in this agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

          4.7  Severability.  In the event that any one or more of the
               ------------
provisions of this Agreement shall be held to be illegal, invalid or unenforceable in any respect, the same shall not in any respect affect the validity, legality or enforceability of the remainder of this Agreement, and the parties shall use their best efforts to replace such illegal, invalid or unenforceable provisions with an enforceable provision approximating, to the extent possible, the original intent of the parties.

          4.8  Entire Agreement.  This Agreement embodies the entire agreement
               ----------------
and understanding of the parties hereto in respect to the subject matter contained herein. There are no representations, promises, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

          4.9  Fees.  In any action or proceeding brought to enforce or
               ----
interpret any provision of this Agreement (except with respect to matters described in Section 3.8 hereof) the successful party shall be entitled to reasonable fees of attorneys, accountants and other professionals as well as other costs incurred in connection with such action or proceeding.

          4.10  Termination of Agreement.  This Agreement shall terminate and be
                ------------------------
void as if it never had been executed should the Public Offering not occur.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                 SUNQUEST INFORMATION SYSTEMS, INC.:


                                 By:  /s/ Sidney A. Goldblatt
                                      ------------------------------
                                      President


                                 SHAREHOLDERS:

                                      /s/ Sidney A. Goldblatt
                                      ------------------------------
                                          Sidney A. Goldblatt


                                 THE BRADLEY L. GOLDBLATT TRUST
                                 u/d/t dated 1/1/91:


                                 By: /s/ Bradley L. Goldblatt
                                     ------------------------------
                                         Bradley L. Goldblatt, Trustee


                                 By: /s/ Sidney A. Goldblatt
                                     ------------------------------
                                         Sidney A. Goldblatt, Trustee


                                 By: /s/ Nina M. Dmetruk
                                     ------------------------------
                                         Nina M. Dmetruk, Trustee


                                 THE CURTIS S. GOLDBLATT TRUST
                                 u/d/t dated 1/1/91:


                                 By: /s/ Bradley L. Goldblatt
                                     ------------------------------
                                         Bradley L. Goldblatt, Trustee

                                 By: /s/ Sidney A. Goldblatt
                                     ---------------------------------
                                         Sidney A. Goldblatt, Trustee


                                 By: /s/ Nina M. Dmetruk
                                     ---------------------------------
                                         Nina M. Dmetruk, Trustee


                                 THE JODI BETH GOLDBLATT TRUST
                                 u/d/t dated 1/1/91:


                                 By: /s/ Jodi Beth Gottlieb
                                     ---------------------------------
                                         Jodi Beth Gottlieb (formerly
                                         known as Jodi Beth Goldblatt),
                                         Trustee


                                 By: /s/ Sidney A. Goldblatt
                                     ---------------------------------
                                         Sidney A. Goldblatt, Trustee


                                 By: /s/ Nina M. Dmetruk
                                     ---------------------------------
                                         Nina M. Dmetruk, Trustee

                                   SCHEDULE A
               SHAREHOLDERS OF SUNQUEST INFORMATION SYSTEMS, INC.
               --------------------------------------------------


          1.   Sidney A. Goldblatt

          2.   The Bradley L. Goldblatt Trust
               u/d/t dated 1/1/91

          3.   The Curtis S. Goldblatt Trust
               u/d/t dated 1/1/91

          4.   The Jodi Beth Goldblatt Trust
               u/d/t dated 1/1/91

                                      A-1